As filed pursuant to Rule 424(b)(3)
Registration No. 333-156219

PRICING SUPPLEMENT
(To Prospectus dated December 17, 2008 as supplemented by the Prospectus Supplement dated December 17, 2008)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$15,006,000.00	$1,069.93

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

HSBC Finance Corporation - Registration No. 333-156219 Rule 424(b)(3) Pricing Supplement No. 42 Dated Monday, July 26, 2010

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XXR2	$15,006,000.00	1.250%	$14,818,425.00	FIXED	3.600%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking
07/15/2015	01/15/2011	$16.60	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.
Agents: Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, and Wachovia Securities LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation	Offering Dates: Monday, July 19, 2010 through				HSBC Finance Corporation
26525 N. Riverwoods Blvd.	Monday, July 26, 2010
Mettawa, IL 60045	Trade Date: Monday, July 26, 2010 @ 12:00 PM ET				HSBC Finance InterNotes
Settlement Date: Thursday, July 29, 2010
	Minimum Denomination/Increments: $1,000.00/$1,000.00				Prospectus Supplement dated
	Initial trades settle flat and clear SDFS: DTC Book				December 17, 2008
	Entry Only				to
	DTC Number: 0235 via RBC Dain Rauscher Inc.				Prospectus dated
	InterNotes® is a registered trademark of				December 17, 2008
Incapital Holdings LLC
All rights reserved.